EXHIBIT 16

April 12, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated April 12, 2004, of Covad Communications Group, Inc. and are in agreement with the statements contained in the second sentence of the first paragraph and the second, third and fourth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP